January 9, 2006

                   Credit Suisse Global Small Cap Fund, Inc.
                Credit Suisse Trust -- Global Small Cap Portfolio
                              466 Lexington Avenue
                               New York, NY 10019


Dear Shareholder:


     We recently mailed you proxy materials relating to the February 3, 2006 special meeting of shareholders of Credit Suisse Global Small Cap Fund, Inc. and Credit Suisse Trust -- Global Small Cap Portfolio. As of the date of this letter, we have not received your vote. If you have since submitted your vote, thank you for doing so and please disregard this notice. Otherwise, please read on.

                             YOUR VOTE IS IMPORTANT!

     For the reasons set forth in the proxy materials previously mailed to you, the Boards of Directors/Trustees unanimously recommend that you vote in favor of the proposal and believes that the proposal is in the best interest of shareholders.

     We encourage you to utilize one of the following options today for recording your vote promptly:

     o    By mail, with the enclosed proxy card;

     o Through the Internet, by using the Internet address located on your proxy card and following the instructions on the site;

     o By touch-tone telephone, with a toll-free call to the telephone number that appears on your proxy card;

     o    By faxing the enclosed proxy card to D.F. King & Co., Inc.,
          Attn: Scott Perkins at (781) 356-4987; or

     If you have any questions regarding the proposal, please feel free to call D.F. King & Co., Inc. at (800) 290-6424 between the hours of 8:00 a.m. and 10:00 p.m. Eastern Time Monday to Friday, or 11:00 a.m. to 6:00 p.m. Eastern Time on Saturday.

     It is important that your voting instructions be received promptly.



                                       Credit Suisse Global Small Cap Fund, Inc.
                               Credit Suisse Trust -- Global Small Cap Portfolio


                   YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.